Filed Pursuant to Rule 433

Registration No. 333-254632-01

Florida Power & Light Company

Pricing Term Sheet

May 15, 2023

Issuer:	Florida Power & Light Company

Designation:	4.45% Notes, Series due May 15, 2026 (the “Notes”)

Registration Format:	SEC Registered

Principal Amount:	$500,000,000

Date of Maturity:	May 15, 2026

Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2023

Coupon Rate:	4.45%

Price to Public:	99.953% of the principal amount thereof

Benchmark Treasury:	3.625% due May 15, 2026

Benchmark Treasury Yield:	3.667%

Spread to Benchmark Treasury Yield:	80 basis points

Reoffer Yield:	4.467%

Redemption:	Prior to April 15, 2026 (the “Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Trade Date:	May 15, 2023

Settlement Date:	May 18, 2023 (T+3)*

CUSIP / ISIN Number:	341081 GR2/ US341081GR29

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“A1” (stable)
S&P Global Ratings	“A” (stable)
Fitch Ratings, Inc.	“A+” (stable)

Joint Book-Running Managers:

BBVA Securities Inc.

BMO Capital Markets Corp.

BofA Securities, Inc.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Regions Securities LLC

SMBC Nikko Securities America, Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Commerz Markets LLC

DNB Markets, Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Intesa Sanpaolo S.p.A.

Loop Capital Markets LLC

Mischler Financial Group, Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

Samuel A. Ramirez & Company, Inc.

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Junior Co-Managers:
Cabrera Capital Markets LLC C.L. King & Associates, Inc. Guzman & Company MFR Securities, Inc.

Concurrent Offering:	$750,000,000 principal amount of the Issuer’s First Mortgage Bonds, 4.40% Series due May 15, 2028, $500,000,000 principal amount of the Issuer’s First Mortgage Bonds, 4.625% Series due May 15, 2030 and $750,000,000 principal amount of the Issuer’s First Mortgage Bonds, 4.80% Series due May 15, 2033. The offerings are not contingent upon each other.

*	It is expected that delivery of the Notes will be made against payment therefor on or about May 18, 2023, which will be the third business day following the date of pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Notes initially will settle in T+3, purchasers who wish to trade the Notes on the date of pricing of the Notes should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.
**	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Treasury Rate” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated May 15, 2023, with respect to the Notes.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at (800) 422-8692, BMO Capital Markets Corp. toll-free at (866) 864-7760, BofA Securities, Inc. toll-free at (800) 294-1322, J.P. Morgan Securities LLC collect at (212) 834-4533, RBC Capital Markets, LLC toll-free at (866) 375-6829, Santander US Capital Markets LLC toll-free at (855) 403-3636 and Scotia Capital (USA) Inc. toll-free at (800) 372-3930.

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